CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Scudder Global Fund, Inc:

     We consent to the inclusion in Post-Effective Amendment No. 32 to the Registration Statement of Scudder Global Fund, Inc. on Form N-1A, of our reports dated December 19, 1997, December 18, 1997 and December 12, 1997 on our audits of the financial statements and financial highlights of Scudder Emerging Markets Income Fund, Scudder Global Bond Fund and Scudder Global Discovery Fund (formerly Scudder Global Small Company Fund), respectively, which reports are included in the Annual Reports to Shareholders for the year ended October 31, 1997, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement.

     We also consent to the reference to our Firm under the caption, "Experts."

                                        /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                   COOPERS & LYBRAND L.L.P.
February 19, 1998